Exhibit 107
Calculation of Filing Fee Table

Form S-8
(Form Type)

Novan, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (3)	Maximum Aggregate Offering Price (3)	Fee Rate	Amount of Registration Fee

Equity	Common Stock, $0.0001 par value per share	457(c) and 457(h)	3,980,000 (2)	$1.14	$4,537,200	0.00011020	$500.00

Total Offering Amounts					$4,537,200		$500.00
Total Fee Offsets							—
Net Fee Due							$500.00

(1)
Pursuant to Rule 416(a) promulgated under the Securities Act, this Registration Statement shall also cover any additional shares of the common stock, par value $0.0001 per share (“Common Stock”) of Novan, Inc. (the “Company”) that become issuable under the Company’s 2016 Incentive Award Plan (the “Plan”) to prevent dilution resulting from any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Common Stock.

(2)	Represents 3,980,000 additional shares of Common Stock that are authorized for issuance under the Plan, subject to approval by the Company’s stockholders.

(3)
Calculated solely for the purpose of this offering pursuant to Rule 457(h) of the Securities Act, on the basis of the average of the high and low prices of the Common Stock as reported on the Nasdaq Capital Market on March 29, 2023, which date is within five business days prior to filing this Registration Statement.